UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2015

ECO-STIM ENERGY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	31104	20-8203420
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

2930 W. Sam Houston Pkwy N., Suite 275, Houston, TX	77043
(Address of principal executive offices)	(Zip Code)

281-531-7200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 9, 2015, Eco-Stim Energy Solutions, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with FBR Capital Markets & Co. and Roth Capital Partners, LLC, acting as representatives of the several underwriters named therein (the “Underwriters”), in connection with an underwritten public offering (the “Offering”) of 5,500,000 shares of the Company’s common stock, $0.001 par value (the “Common Stock”), at a public offering price of $4.75 per share. Pursuant to the Underwriting Agreement, the Company also granted the Underwriters a 30-day option to purchase up to an additional 815,789 shares of Common Stock from the Company at the same price. The Underwriters exercised their option in part on July 13, 2015 to purchase an additional 664,690 shares of Common Stock. The Common Stock was offered and will be sold under a prospectus filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Company’s registration statement on Form S-1 (Registration No. 333-204591). The closing of the Offering is scheduled for July 15, 2015, subject to the satisfaction of customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary conditions to closing, obligations of the parties and termination provisions. Additionally, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Company expects to receive estimated net proceeds from the Offering of approximately $27.26 million (after deducting underwriting discounts and commissions and estimated offering expenses). If the Underwriters exercise their option to purchase additional shares of Common Stock in full, the Company expects to receive net proceeds from the Offering of approximately $27.93 million (after deducting underwriting discounts and commissions and estimated offering expenses). The Company intends to use the net proceeds from the Offering to finance capital expenditures related to its turbine-powered pressure pumping units (“TPUs”), the complementary equipment needed to put the TPUs into operation and the final payments on its second conventional pressure pumping fleet, for working capital as well as other general corporate purposes, which may include, but are not limited to, the purchase and maintenance of the Company’s existing equipment, retirement of debt and inventory purchases.

Some of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking services and other commercial dealings in the ordinary course of business with the Company or its affiliates. Furthermore, they may have received, or may in the future receive, customary fees and commissions for these types of transactions.

The foregoing description of the Underwriting Agreement is a summary and is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed herewith as Exhibit 1.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of July 9, 2015, by and among Eco-Stim Energy Solutions, Inc. and FBR Capital Markets & Co. and Roth Capital Partners, LLC.

5.1	Opinion of Woodburn and Wedge.

23.1	Consent of Woodburn and Wedge (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO-STIM ENERGY SOLUTIONS, INC.

	By:	/s/ Jon Christopher Boswell
Jon Christopher Boswell
President and Chief Executive Officer

Date: July 14, 2015